Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “First Amendment”) is made and entered into this 9th day of May, 2005 by and between Mirant Services, LLC (hereinafter “Mirant”) and Loyd Alderman Warnock (hereinafter “Warnock”).

W I T N E S S E T H:

WHEREAS, Mirant and Warnock entered into an Employment Agreement dated May 31, 2004 (the “Original Agreement”), setting forth the terms and conditions of Warnock’s employment as an executive of Mirant; and

WHEREAS, Mirant and Warnock now desire to amend the Original Agreement to change the provisions in the Original Agreement relating to Warnock’s severance in the event that Mirant terminates him other than for cause,

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.                                       Amendment to Section 6(c).     Section 6(c) of the Original Agreement is deleted in its entirety and replaced with the following Section 6(c).

(c)                                  Termination by Mirant by Notice.  Mirant shall have the additional right to terminate this Agreement and Warnock’s employment without cause by giving Warnock written notice of termination.  Such termination shall be effective immediately upon receipt of notice by Warnock.  In the event that such termination is not for cause, including as a result of constructive termination as defined herein, up to one year after Mirant’s emergence from Chapter 11, Warnock will receive severance of 24 months base salary plus target short-term incentive at the time of such termination and 24 months of medical benefits.  In order to receive such severance benefit, Warnock must waive any right to an administrative claim on any individual agreement such as retention agreements, employment agreements or employee benefit and pension plans.

For purposes of this Section 6(c), “constructive termination” shall mean:

a.                                       Inconsistent Duties.  A meaningful and detrimental alteration in the employee’s position or in the nature or status of his responsibilities, except for a similar alteration in the position or in the nature or status of the responsibilities of other employees of Mirant;

b.                                      Reduced Salary.  A reduction of five percent or more of the employee’s base salary rate except for an across-the-board base salary rate reduction similarly affecting at least 95% of all employees of Mirant;

c.                                       Inconsistent Benefits.  A receipt of benefits that are materially less favorable than those offered to other employees of similar position; or

d.                                      Relocation.  A change in the employee’s work location to a location more than 50 miles from the facility where the employee was located, unless such new work location is within 50 miles from the employee’s principal place of residence.

Constructive termination shall not include the employee’s death or disability.

2.                                       Continuation.  The Original Agreement, as amended by this First Amendment, shall continue in full force and effect in accordance with its terms.  No modification of this First Amendment shall be valid unless in writing and signed by the parties hereto.  In the event of any conflict between the provisions of this First Amendment and the provisions of the Original Agreement, the provisions of this First Amendment shall control.

IN WITNESS WHEREOF, the undersigned have caused this First Amendment to be executed as of the date first written above.

MIRANT SERVICES, LLC

	By:	/s/ Vance Booker

/s/ Loyd Alderman Warnock
Loyd Alderman Warnock